Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 18, 2013	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES RECORD EARNINGS FOR 2012

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, reported an annual earnings increase of 27.3%, as net income totaled $6.9 million for 2012, compared to $5.4 million for 2011. The 2012 net income of $6.9 million exceeds the Bancorp’s prior annual earnings record of $6.7 million.

The 2012 net income of $6.9 million represents $2.41 earnings per basic and diluted share. For 2012, the return on average assets (ROA) was 1.02% and the return on equity (ROE) was 10.27%.

For the three months ended December 31, 2012, the Bancorp’s earnings increased by 15.6%. Net income totaled $1.6 million, compared to $1.4 million for the three months ended December 31, 2011, which represents $0.57 earnings per basic and diluted share. For the three months ended December 31, 2012, the ROA was 0.95% and the ROE was 9.31%.

“2012 proved to be our best year of performance ever at the Bank as our community banking effort provided record earnings of $6.9 million,” said David A. Bochnowski, Chairman and Chief Executive Officer.

“Our results reflect a 27.3% jump in earnings over last year and were driven by loan and core deposit growth, improved asset quality, increased income from banking operations, and stable operating expenses. At year end, our loan balances were up 8.9% over 2011, core deposits were up 12.8%, non-performing loans decreased 19.6%, income from banking operations increased 20.6%, and our operating costs rose only 1%,” Bochnowski noted.

“The entire Peoples Bank team met the challenges of the Great Recession, demonstrating our ability to stay on course and successfully engage traditional banking principles that deliver sustainable growth. As the national and local economies continue to show signs of recovery, our capital strength and core earnings position Peoples Bank to act on growth opportunities to expand our operations and better serve our customers and community,” Bochnowski concluded.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $23.7 million for 2012, compared to $23.8 million for 2011, a decrease of $28 thousand or 0.1%. For the three months ended December 31, 2012, net interest income totaled $5.92 million, compared to $5.94 million for the three months ended December 31, 2011, a decrease of $19 thousand or 0.3%. The net interest income decreases for both the current year and the three month period are primarily a result of asset yields being negatively impacted by lower long-term interest rates. The Bancorp’s net interest margin on a tax adjusted basis was 3.96% for 2012, compared to 4.17% for 2011. For the three months ended December 31, 2012, the tax adjusted net interest margin was 3.86%, compared to 4.14% for the three months ended December 31, 2011. The Bancorp’s net interest margin has benefited from strong loan and core deposit growth, and a low cost of funds as a result of the Federal Reserve’s continued action in maintaining a low interest rate environment.

Noninterest Income

Noninterest income from banking activities totaled $7.5 million, for 2012, compared to $6.2 million for 2011, an increase of $1.3 million or 20.6%. For the three months ended December 31, 2012, noninterest income totaled $2.2 million, compared to $1.6 million for the three months ended December 31, 2011, an increase of $587 thousand or 37.6%. During 2012, the Bancorp’s noninterest income increased as a result of additional income from wealth management operations, the sale of fixed rate mortgage loans and securities, gains on foreclosed real estate, and a benefit from bank owned life insurance.

Noninterest Expense

Noninterest expense related to operating activities totaled $20.1 million for 2012, compared to $19.9 million for 2011, an increase of $191 thousand or 1.0%. For the three months ended December 31, 2012, noninterest expense totaled $5.2 million, compared to $4.9 million for the three months ended December 31, 2011, an increase of $385 thousand or 7.9%. During 2012, the Bancorp’s noninterest expense increased primarily as a result of additional employee benefit accruals related to the Bancorp’s strong operating performance. Noninterest expense related to occupancy and equipment, FDIC insurance premiums, marketing and other expenses all decreased during 2012 compared to 2011.

Funding

At December 31, 2012, core deposits totaled $394.7 million, an increase of $44.8 million or 12.8%, compared to December 31, 2011. Core deposits include checking, savings, and money market accounts and represented 69.7% of the Bancorp’s total deposits at December 31, 2012. The increase in core deposits is a result of customer preferences for liquid investments in the current low interest rate environment. During 2012, certificate of deposit balances decreased by 3.0%, as management allowed higher cost deposits to mature while relying on lower cost core deposits. In addition, at December 31, 2012, borrowings and repurchase agreements totaled $49.5 million, a decrease of $2.5 million or 4.8%, compared to December 31, 2011. The decrease in borrowings was primarily the result of the Bancorp’s strong core deposit growth, which was a more attractive lower cost source of funding than borrowings during 2012.

Lending

The Bancorp’s loan portfolio totaled $437.0 million at December 31, 2012, an increase of $35.6 million or 8.9%, compared to December 31, 2011. Loan growth for 2012 was a result of increased loan origination activity. Residential mortgage loans, commercial, and government loans increased by $38.1 million in the aggregate during 2012, while consumer related loans decreased by $2.5 million in the aggregate. During 2012, $26.4 million of newly originated fixed rate mortgage loans were sold into the secondary market. Also, during the second quarter of 2012, the Bancorp conducted a $3.4 million one-time sale of portfolio fixed rate mortgage loans, which the Bancorp’s management considered an interest rate mitigation risk strategy to reduce loan prepayment risk.

Investing

The Bancorp’s securities portfolio totaled $187.5 million at December 31, 2012, compared to $187.0 million at December 31, 2011, an increase of $513 thousand or 0.3%. The securities portfolio represents 29.2% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $33.8 million at December 31, 2012, compared to $26.4 million at December 31, 2011, an increase of $7.4 million or 28.0%. The increase resulted primarily from proceeds from security sales that were held in fed funds until reinvested in the securities portfolio.

Asset Quality

At December 31, 2012, non-performing loans totaled $11.5 million, compared to $14.3 million at December 31, 2011, a decrease of $2.8 million or 19.6%. The current level of non-performing loans is concentrated with two geographically diverse commercial real estate participation loans that aggregate to $5.4 million. These participations were purchased from other originators during the period from 2005 through 2007, prior to the most recent recession. The Bancorp’s ratio of non-performing assets to total assets was 1.84% at December 31, 2012, compared to 2.68% at December 31, 2011. The improvement in the non-performing asset ratio was a result of lower nonaccrual loan and foreclosed real estate balances.

For the three months ended December 31, 2012, loan loss provisions totaled $725 thousand, while $875 thousand in provisions were recorded for the three months ended December 31, 2011. For 2012, loan loss provisions totaled $2.4 million, while $3.5 million in provisions were recorded for 2011. The 2012 loan loss provisions were primarily related to the current credit risk in the commercial real estate participation and commercial real estate loan portfolios. Loan charge-offs, net of recoveries, totaled $1.9 million for 2012, compared to $4.6 million for 2011. At December 31, 2012, the allowance for loan losses totaled $8.4 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.93% at December 31, 2012, compared to 1.99% at December 31, 2011. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 73.3% at December 31, 2012, compared to 56.0% at December 31, 2011.

Capital Adequacy

At December 31, 2012, shareholders’ equity stood at $67.7 million or 9.8% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2012 were 14.6% for total capital to risk-weighted assets, 13.4% for tier 1 capital to risk-weighted assets and 9.4% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $23.83 per share at December 31, 2012.

Other Items

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including the level of demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Financial Report

Key Ratios	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Return on equity	9.31%	8.86%	10.27%	8.90%
Return on assets	0.95%	0.87%	1.02%	0.84%
Basic earnings per share	$0.57	$0.50	$2.41	$1.90
Diluted earnings per share	$0.57	$0.50	$2.41	$1.90
Yield on loans	4.77%	5.08%	4.88%	5.10%
Yield on security investments	2.40%	2.94%	2.62%	3.20%
Total yield on earning assets	3.99%	4.38%	4.14%	4.49%
Cost of deposits	0.24%	0.39%	0.29%	0.47%
Cost of borrowings	1.25%	1.40%	1.32%	1.50%
Total cost of funds	0.34%	0.48%	0.39%	0.56%
Net interest margin - tax equivalent	3.86%	4.14%	3.96%	4.17%
Noninterest income / average assets	1.25%	0.97%	1.12%	0.97%
Noninterest expense / average assets	3.06%	3.00%	3.00%	3.10%
Net noninterest margin / average assets	-1.81%	-2.03%	-1.88%	-2.13%
Efficiency ratio	64.98%	64.77%	64.36%	66.42%
Effective tax rate	22.71%	20.54%	22.07%	17.96%
Dividend declared per common share	$0.19	$0.15	$0.72	$0.60

	December 31,
	2012	December 31,
	(Unaudited)	2011
Net worth / total assets	9.78%	9.66%
Book value per share	$23.83	$22.20
Non-performing assets to total assets	1.84%	2.68%
Non-performing loans to total loans	2.63%	3.56%
Allowance for loan losses to non-performing loans	73.34%	56.03%
Allowance for loan losses to loans outstanding	1.93%	1.99%
Foreclosed real estate to total assets	0.06%	0.38%

Consolidated Statements of Income	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Interest income:
Loans	$5,153	$5,183	$20,665	$20,893
Securities & short-term investments	1,278	1,448	5,410	6,093
Total interest income	6,431	6,631	26,075	26,986
Interest expense:
Deposits	337	507	1,575	2,473
Borrowings	178	189	773	758
Total interest expense	515	696	2,348	3,231
Net interest income	5,916	5,935	23,727	23,755
Provision for loan losses	725	875	2,350	3,510
Net interest income after provision for loan losses	5,191	5,060	21,377	20,245
Noninterest income:
Fees & service charges	762	636	2,677	2,501
Gain on sale of loans, net	322	119	987	256
Wealth management operations	313	300	1,264	1,177
Gain on sale of securities, net	385	283	1,120	966
Benefit from bank owned life insurance	-	-	587	-
Cash value increase from bank owned life insurance	91	99	381	398
Other-than-temporary impairment of securities	-	(1)	(6)	(1)
Gain on foreclosed real estate	260	101	430	887
Other income	17	26	96	63
Total noninterest income	2,150	1,563	7,536	6,247
Noninterest expense:
Compensation & benefits	2,976	2,523	10,783	9,953
Occupancy & equipment	709	764	3,064	3,333
Federal deposit insurance premiums	137	141	571	946
Data processing	240	258	1,073	1,005
Marketing	146	99	380	403
Other	1,033	1,071	4,248	4,288
Total noninterest expense	5,241	4,856	20,119	19,928
Income before income taxes	2,100	1,767	8,794	6,564
Income tax expenses	477	363	1,941	1,179
Net income	$1,623	$1,404	$6,853	$5,385

NorthWest Indiana Bancorp
Financial Report

Balance Sheet Data
(Dollars in thousands)	December 31,
	2012	December 31,	Change	Mix
	(unaudited)	2011	%	%
Total assets	$691,845	$651,758	6.2%
Cash & cash equivalents	33,751	26,367	28.0%
Securities - available for sale	187,475	186,962	0.3%

Loans receivable:
Construction and land development	23,984	21,143	13.4%	5.5%
1-4 first liens	135,143	132,231	2.2%	30.9%
Multifamily	31,669	7,313	333.1%	7.2%
Commercial real estate	148,156	146,402	1.2%	33.9%
Commercial business	69,329	63,293	9.5%	15.9%
1-4 Junior Liens	1,587	1,814	-12.5%	0.4%
HELOC	15,249	17,434	-12.5%	3.5%
Lot loans	2,648	2,656	-0.3%	0.6%
Consumer	347	472	-26.5%	0.1%
Government and other	8,869	8,643	2.6%	2.0%
Total loans	436,981	401,401	8.9%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	75,228	55,577	35.4%	13.3%
Interest bearing checking	117,849	102,294	15.2%	20.8%
Savings	77,650	71,417	8.7%	13.7%
MMDA	124,021	120,671	2.8%	21.9%
Total core deposits	394,748	349,959	12.8%	69.7%
Certificates of deposit	171,661	176,922	-3.0%	30.3%
Total deposits	566,409	526,881	7.5%	100.0%

Borrowings and repurchase agreements	49,505	52,013	-4.8%
Stockholder's equity	67,651	62,960	7.5%

Asset Quality	December 31,
(Dollars in thousands)	2012	December 31,	Change
	(unaudited)	2011	%
Nonaccruing loans	$11,253	$14,010	-19.7%
Accruing loans delinquent more than 90 days	229	279	-17.9%
Securities in non-accrual	823	717	14.8%
Foreclosed real estate	425	2,457	-82.7%
Total nonperforming assets	12,730	17,463	-27.1%
Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	2,001	1,609	24.4%
ALL general allowances for loan portfolio	6,420	6,396	0.4%
Total ALL	8,421	8,005	5.2%
Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	4,846	5,794	-16.4%
Nonaccruing troubled debt restructurings, compliant (2)	546	463	17.9%
Accruing troubled debt restructurings	9,735	8,496	14.6%
Total troubled debt restructurings	15,127	14,753	2.5%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	At December 31, 2012
	(unaudited)
Capital Adequacy	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	14.6%	10.0%
Tier 1 capital to risk-weighted assets	13.4%	6.0%
Tier 1 capital to adjusted average assets	9.4%	5.0%